Exhibit 10.33

MONEYGRAM INTERNATIONAL, INC.
2005 OMNIBUS INCENTIVE PLAN,
AS AMENDED AND RESTATED EFFECTIVE MAY 6, 2020

GLOBAL PERFORMANCE-BASED CASH
AWARD AGREEMENT

This GLOBAL PERFORMANCE-BASED CASH AWARD AGREEMENT (the “Agreement”) is made by and between MoneyGram International, Inc., a Delaware corporation (the “Company”), and ___________ (the “Participant”). The grant date of this award is ____________ (the “Grant Date”).

1.    Award.

The Company hereby grants to the Participant a cash-settled performance award (the “Award”) according to the terms and conditions as provided in this Agreement, including any country-specific appendix thereto (the “Appendix”), and in the Company’s 2005 Omnibus Incentive Plan, as amended and restated, effective May 6, 2020 (as amended, restated or otherwise modified from time to time, the “Plan”). The Award represents the opportunity to receive a maximum of $______ subject to the vesting requirements of this Agreement and the terms of the Plan. The Award is granted as a Performance Award under Section 6(e) of the Plan. The Award is subject to appropriate adjustment as may be determined by the Committee from time to time in accordance with Section 8(b) of this Agreement. A copy of the Plan will be furnished upon request of the Participant. Each capitalized term used but not defined in this Agreement shall have the meaning assigned to that term in the Plan.

2.    Vesting.

(a)    Unless otherwise provided in this Agreement, the Award granted under this Agreement shall vest and become payable in cash as of each of the Vesting Dates (specified in the attached Schedule A, Section 6): (i) to the extent the performance goals (the “Performance Goals”) applicable to the performance period (the “Performance Period”) (specified in the attached Schedule A, Sections 2 and 3) are attained, as determined in accordance with Section 2(b) below; and (ii) as long as the Participant remains continuously employed by the Company or a Subsidiary (or one of the Company’s affiliates) from the Grant Date through each of the Vesting Dates. The amount of the Award that shall be eligible to vest on each of the Vesting Dates shall be equal to (x) the total amount of the Award that is determined to be eligible to vest based on the level of attainment of the Performance Goals in accordance with Section 2(b) hereof, divided by (y) the number of Vesting Dates.

(b)    As soon as reasonably practicable after the completion of the Performance Period and no later than the first Vesting Date, the Committee shall determine the actual level of attainment of the Performance Goals. On the basis of the determination of the level of attainment of the Performance Goals, the amount of the Award that is eligible to vest on each of the Vesting Dates shall be calculated as described in Section 2(a). The Committee may make such adjustments in accordance with the attached Schedule A, Section 4 to the Performance Goals (and to the method of determining the performance attainment level) as the Committee in its sole discretion deems appropriate.

(c)    The Participant shall have no rights to payment of the Award until the Committee determines and certifies in writing that the applicable Performance Goals have been attained and that the Award has vested. Prior to settlement, the Award represents an unfunded and unsecured obligation of the Company.

(d)    To the extent permissible under applicable local law, if the Participant commences working on a part-time basis, then the vesting schedule specified in Section 2(a) and on Schedule A may be adjusted by the Company in its sole discretion.

(e)    For purposes of this Agreement, “Subsidiary” shall mean any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

3.    Settlement of Award. If the Award (or a portion thereof) vests, the applicable Award payment amount will be paid to the Participant in cash on, or as soon as practicable after, the date the Award (or a portion thereof) vests in accordance with Section 2 above (or, if sooner, Sections 5 or 6 below), but in any event, no later than March 15 of the calendar year following the calendar year of vesting.

4.    Restrictions on Transfer. Except as otherwise provided by the Plan or by the Committee, the Award shall not be transferable other than by will or by the laws of descent and distribution. The Award may not be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance of the Award shall be void and unenforceable against the Company or any Subsidiaries.

5.    Effect of Involuntary Termination or Termination for Good Reason From and After a Change in Control. Notwithstanding the vesting provisions contained in Section 2 above or Section 6 below, but subject to the other terms and conditions contained in this Agreement, from and after a Change in Control the following provisions shall apply:

(a)    Notwithstanding the other provisions of this Section 5, if the Participant’s employment is terminated by the Company or any of its Subsidiaries (or any of its affiliates) without Cause (as defined in Section 5(c) below) or the Participant terminates his or her employment for Good Reason (as defined in Section 5(b) below) in each case upon or within 12 months following the occurrence of such Change in Control but prior to the final Vesting Date, then the Award will immediately vest upon such termination of employment as follows: (i) if the termination occurs on or prior to the last day of the Performance Period, with respect to the amount of the Award equal to the Target Award that is specified in the attached Schedule A, Section 1, and (ii) if the termination occurs following the last day of the Performance Period but prior to a Vesting Date, with respect to the amount of the Award that is subject to any unvested installments for any subsequent Vesting Date(s).

(b)    “Good Reason” for purposes of this Agreement shall mean: (i) a material reduction in the
Participant’s position or responsibilities from the Participant’s position or responsibilities in effect immediately prior to such Change in Control, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith; (ii) a material reduction in the Participant’s base salary or target bonus opportunity, if any, as in effect immediately prior to such Change in Control, except in connection with an across-the-board reduction of not more than 10% applicable to similarly situated employees of the Company, or (iii) the reassignment, without the Participant’s consent, of the Participant’s place of work to a location more than 50 miles from the Participant’s place of work immediately prior to the Change in Control; provided that none of the events described in clauses (i), (ii) and (iii) shall constitute Good Reason hereunder unless (x) the Participant shall have given written notice to the Company of the Participant’s intent to terminate his or her employment with Good Reason within sixty (60) days following the occurrence of any such event and (y) the Company shall have failed to remedy such event within thirty (30) days of the Company’s receipt of such notice. Failing such cure, a termination of employment by the Participant for Good Reason shall be effective on the day following the expiration of such cure period. Notwithstanding the foregoing, if the Participant is party to an employment or severance agreement with the Company or one of its affiliates which contains a Good Reason definition more favorable to the Participant, such definition shall apply for purposes of the Agreement.

(c)    “Cause” for purposes of this Agreement shall mean: (i) the Participant’s willful refusal to carry out, in all material respects, the reasonable and lawful directions of the person or persons to whom the Participant reports or of the Board that are within the Participant’s control and consistent with the Participant’s status with the Company or its Subsidiary and his or her duties and responsibilities (except for a failure that is attributable to the Participant’s illness, injury or Disability) for a period of 10 days following written notice by the Company or its Subsidiary to the Participant of such failure, (ii) fraud or material dishonesty in the performance of the Participant’s duties, (iii) an act or acts on the Participant’s part constituting (x) a felony under the laws of the United States or any state thereof or similar act under non-U.S. law for any non-U.S. Participant, (y) a misdemeanor involving moral turpitude or (z) a material violation of the securities laws of the United States or any state thereof or similar act under non-U.S. law for any non-U.S. Participant, (iv) an indictment of the Participant for a felony under the laws of the United States or any state thereof or similar act under non-U.S. law for any non-U.S. Participant, (v) the Participant’s willful misconduct or gross negligence in connection with the Participant’s duties which could reasonably be expected to be injurious in any material respect to the financial condition or business reputation of the Company as determined in good faith by the Board or the Company, to the extent the Participant does not report to the Board, (vi) the Participant’s material breach of the Company’s Code of Conduct or any other code of conduct in effect from time to time to the extent applicable to the Participant, and which breach could reasonably be expected to have a material adverse effect on the Company as determined in good faith by the Board or the Company, to the extent the Participant does not report to the Board, or (vii) the Participant’s breach of the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement (or any similar agreement the Participant received from the Company) (the “Post-Employment Restriction Agreement”) which breach has an adverse effect on the Company or its Subsidiaries. Notwithstanding the foregoing, if the Participant is party to an employment or severance agreement with the Company or one of its affiliates which contains a Cause definition more favorable to the Participant, such definition shall apply for purposes of the Agreement.

6.    Effect of Termination of Employment. Except as provided in this Section 6 and in Section 5 above or as otherwise may be determined by the Committee, if the Participant ceases to be an employee of the Company or any of its Subsidiaries (or any of its affiliates) prior to the final Vesting Date, the following actions shall occur:

(a)    Termination for Cause; Resignation. If the Participant’s employment with the Company or any of its Subsidiaries is terminated for Cause or the Participant resigns for any reason, including as a result of the Participant’s retirement, any amount of the Award that is not vested pursuant to Section 2 above as of the date of the Participant’s termination of employment shall be immediately forfeited.

(b)    Involuntary Termination/ Disability/Death Prior to Mid-Point of Performance Period. If
the Participant’s employment with the Company or any of its Subsidiaries is terminated without Cause or due to death or Disability (as defined in Section 6(d) below) prior to the completion of the first six months of the Performance Period, this Award in its totality shall be immediately forfeited as of the date of the Participant’s termination of employment.

(c)    Involuntary Termination/Disability/Death Following Mid-Point of the Performance Period.
If the Participant’s employment with the Company or any of its Subsidiaries is terminated without Cause or due to death or Disability:

(i)    after the completion of the first six months of the Performance Period but on or prior to the last day of the Performance Period, then (A) the Award shall remain outstanding subject to the level of attainment of the Performance Goals determined after completion of the Performance Period in accordance with Section 2 above; and (B) an amount of the Award equal to (1) the total amount of the Award that is determined to be eligible to vest based on the level of attainment of the Performance Goals in accordance with Section 2(b) hereof, divided by (2) the number three, shall become vested as of the end of the Performance Period upon such determination, and any unvested amount of the Award after giving effect to the foregoing shall be immediately forfeited for no consideration; or

(ii)    following the last day of the Performance Period but prior to the final Vesting Date, the portion of the Award subject to the installment for the next subsequent Vesting Date that is not otherwise vested pursuant to Section 2 as of the date of the Participant’s termination of employment shall become immediately vested on the date of termination; provided, however, that any portion of the Award subject to an installment for any remaining Vesting Date(s) that is not vested as of the date of the Participant’s termination of employment after giving effect to the foregoing shall be automatically forfeited as of the date of the Participant’s termination of employment.

(d)    “Disability” for purposes of this Agreement shall mean that the Participant becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform his or her duties (after accounting for reasonable accommodation, if applicable and required by applicable law). Any question as to the existence of the Disability of the Participant for purposes of this Agreement shall be determined in writing by a qualified independent physician selected by the Company. The determination of Disability made in writing to the Company and the Participant shall be final and conclusive for all purposes of the Agreement. Notwithstanding the foregoing, if the Participant is party to an employment or severance agreement with the Company or one of its affiliates which contains a Disability definition, such definition shall apply for purposes of the Agreement.

(e)    For purposes of this Agreement, the Participant shall cease to be continuously employed
(whether or not later found to be invalid or in breach of any local employment law in the country where the Participant resides and/or is employed or the terms of the Participant’s employment or service agreement, if any) as of the date that the Participant is no longer actively providing services and will not be continuously employed for purposes of the Plan through any notice period mandated under an employment law or practice in the country where the Participant resides and/or is employed, even if otherwise applicable to the Participant’s employment benefits (e.g., continuous employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdictions where the Participant resides and/or is employed or the terms of the Participant’s employment or service agreement, if any); the Committee shall have the exclusive discretion to determine when the Participant is no longer continuously employed for purposes of the Award, and if the Participant is a U.S. taxpayer, such determination shall be made in accordance with Code Section 409A.

7.    Forfeiture and Repayment Provisions.

(a)    Failure to properly execute the Agreement (and each other document required to be executed by the Participant in connection with the Participant’s receipt of the Award) in a timely manner following the Grant Date may result in the forfeiture of the Award, as determined in the sole discretion of the Company.

(b)    The right to vest in the Award shall be conditional upon the fact that the Participant has read and understood the forfeiture and repayment provisions set forth in this Section 7, that the Participant has not engaged in any misconduct or acts contrary to the Company as described below, and that the Participant has no intent to leave employment with the Company or any of its Subsidiaries for the purpose of engaging in any activity or providing any services which are contrary to the spirit and intent of the Post-Employment Restriction Agreement.

(c)    The Company is authorized to suspend or terminate this Award prior to or after termination of employment if the Company reasonably determines that:

(i)    The Participant engaged in any conduct agreed to be avoided pursuant to the Post-
Employment Restriction Agreement; or

(ii)    During the Participant’s employment with the Company or any of its Subsidiaries, the Participant knowingly participated in misconduct that causes a misstatement of the financial statements of the Company or any of its Subsidiaries or misconduct which represents a material violation of any code of ethics of the Company applicable to the Participant or of the Code of Conduct or similar program of the Company; or

(iii)    During the Participant’s employment with the Company or any of its Subsidiaries, the Participant was aware of and failed to report, as required by any code of ethics of the Company applicable to the Participant or by the Code of Conduct or similar program of the Company, misconduct that causes a misstatement of the financial statements of the Company or any of its Subsidiaries or misconduct which represents a material violation of any code of ethics of the Company applicable to the Participant or of the Code of Conduct or similar program of the Company; or

(iv)    Such suspension or termination is permitted or required by any written clawback or recoupment policies that the Company, with the approval of the Board, may adopt, either prior to or following the Grant Date, and determine should apply to this Agreement, including any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the Securities and Exchange Commission.

(d)    If, at any time after the Award has vested or has been settled, in whole or in part, the
Company reasonably determines that any of the actions or inactions contemplated under Sections 7(c)(i) through 7(c)(iii) have occurred, then any gain (without regard to tax effects) realized by the Participant from such vesting shall be paid by the Participant to the Company. The Participant consents to the deduction from any amounts the Company or any of its Subsidiaries owes to the Participant to the extent of the amounts the Participant owes the Company under this Section 7(d), provided, that no such deduction shall be made to the extent it would result in additional taxes under Section 409A of the Code.

8.    Miscellaneous.

(a)    Treatment as Wages. Solely for tax purposes, amounts paid in settlement of a vested
Award will be treated as wages paid by the employing entity subject to applicable tax withholding (as provided under Section 8(c) below).

(b)    Adjustments to Award. Upon a Change in Control, the Committee may, prior to the
Change in Control, in its sole discretion, adjust the terms of this Award by taking any of the actions permitted under this Agreement and in accordance with the Plan.

(c)    Responsibility for Taxes.

(i)    Regardless of any action the Company or the Participant’s employer (the
“Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Award, or the payment of cash upon settlement of the Award; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant has become subject to tax in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(ii)    In this regard, the Participant authorizes the Company or its agent to satisfy the obligations with regard to all Tax-Related Items by withholding cash amounts to be issued upon vesting/settlement of the Award. To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum withholding rates, in which case the Participant will receive a refund of any over-withheld amount in cash.

(iii)    Finally, the Participant shall pay to the Company or the Employer, as applicable, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to settle the award if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

(d)    Interpretations. This Agreement is subject in all respects to the terms of the Plan. A copy of the Plan is available upon the Participant’s request. Terms used herein which are defined in the Plan shall have the respective meanings given to such terms in the Plan, unless otherwise defined herein. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee, and such determination shall be final, conclusive and binding upon all parties in interest.

(e)    Nature of Grant. In accepting the grant, the Participant acknowledges, understands and agrees that:

(i)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(ii)    the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted repeatedly in the past;

(iii)    all decisions with respect to future award grants, if any, will be at the sole discretion of the Company;

(iv)    the Participant’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Participant’s employment or service relationship (if any) at any time;

(v)    the Participant is voluntarily participating in the Plan;

(vi)    the Award is not intended to replace any pension rights or compensation;

(vii)    unless otherwise agreed with the Company, the Award, including the income and value of the Award, is not granted as consideration for, or in connection with, the service the Participant may provide as a director of a Subsidiary of the Company;

(viii)    the Award, including the income and value of the Award, is not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(ix)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from the Participant’s termination of continuous employment by the Company or the Employer (for any reason whatsoever and whether or not later found to be invalid or in breach of the Participant’s employment or service agreement, if any, or of any employment law in the country where the Participant resides and/or is employed, even if otherwise applicable to the Participant’s employment benefits from the Employer), and in consideration of the grant of the Award to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims; and

(x)    the following provisions apply only to Participants providing services outside the
United States, as determined by the Company:

(A) the Award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of the Participant’s employment or service contract, if any;

(B) the Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Subsidiary; and

(C) the Award grant and the Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or any Subsidiary.

(f)    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

(g)    Data Privacy.

(i)    The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Award grant materials by and among, as applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

(ii)    The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all awards or entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

(iii)    The Participant understands that Data will be transferred to E*Trade Financial
Services, or such other plan service provider as may be selected by the Company in the future or other plan service provider that is selected by the Participant to the extent permitted by the Company in its sole discretion, in each case, that is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. If the Participant resides outside the United States, the Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Company, E*Trade Financial Services and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. If the Participant resides outside the United States, the Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent or if the Participant later seeks to revoke his or her consent, his or her status as an employee and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing his or her consent is that the Company would not be able to grant certain awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

(h)    Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Participant.

(i)    Successors and Assigns; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(j)    Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

(k)    Governing Law; Arbitration. The internal law, and not the law of conflicts, of the State of
Texas will govern all questions concerning the validity, construction and effect of this Agreement. Any controversy, dispute or claim arising under or in connection with this Agreement (including, without limitation, the existence, validity, interpretation or breach hereof and any claim based on contract, tort or statute) shall be resolved by a binding arbitration, to be held in Dallas, Texas pursuant to the U.S. Federal Arbitration Act and in accordance with the then-prevailing National Rules of Resolution of Employment Disputes of the American Arbitration Association (the “AAA”). The AAA shall select a sole arbitrator. Each party shall bear its own expenses incurred in connection with arbitration and the fees and expenses of the arbitrator shall be shared equally by the parties involved in the dispute and advanced by them from time to time as required. It is the mutual intention and desire of the parties that the arbitrator be chosen as expeditiously as possible following the submission of the dispute to arbitration. Once such arbitrator is chosen, and except as may otherwise be agreed in writing by the parties involved in such dispute or as ordered by the arbitrator upon substantial justification shown, the hearing for the dispute will be held within sixty (60) days of submission of the dispute to arbitration. The arbitrator shall render his or her final award within sixty (60) days, subject to extension by the arbitrator upon substantial justification shown of extraordinary circumstances, following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrator. Any discovery in connection with arbitration hereunder shall be limited to information directly relevant to the controversy or claim in arbitration. The arbitrator will state the factual and legal basis for the award. The decision of the arbitrator in any such proceeding will be final and binding and not subject to judicial review and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective. Any action against any party hereto ancillary to arbitration, including any action for provisional or conservatory measures or action to enforce an arbitration award or any judgment entered by any court in respect thereof may be brought in any federal or state court of competent jurisdiction located within the State of Texas, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Texas over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action.

Each of the parties hereto agrees that a judgment in any such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(1)    Notices. The Participant should send all written notices regarding this Agreement or the
Plan to the Company at the following address:

MoneyGram International, Inc.
General Counsel & Secretary
2828 North Harwood Street, 15th Floor
Dallas, TX 75201

(m)    Amendments. The Company may amend this Agreement at any time; provided that, subject to Section 8(b) above, this Section 8(m) and Section 7 of the Plan, no such amendment, alteration, suspension, discontinuation or termination shall be made without the Participant’s consent, if such action would materially diminish any of the Participant’s rights under this Agreement. The Company reserves the right to impose other requirements on the Award and any payments acquired upon vesting of the Award, to the extent the Company determines it is necessary or advisable under the laws of the country in which the Participant resides to facilitate the administration of the Plan; provided, any such amendment shall be made so as to limit any adverse impact on the intended economic benefits of this Agreement, to the extent practicable.

(n)    Entire Agreement. This Agreement, including the Appendix, and the Plan and the other agreements referred to herein and therein and any schedules, exhibits and other documents referred to herein and therein constitute the entire agreement and understanding among the parties hereto in respect of the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, among the parties hereto, or between any of them, with respect to the subject matter hereof and thereof.

(o)    Severability. If any provision of this Agreement is invalid, illegal, or incapable of being enforced by any law, all other provisions of this Agreement shall remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. If any provision of this Agreement is held to be invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

(p)    Participant Undertaking. The Participant agrees to take such additional action and execute such additional documents the Company may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed either on the Participant or upon this Award pursuant to the provisions of this Agreement.

(q)    Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

(r)    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

(s)    Language. If the Participant has received this Agreement, or any other document related to the Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(t)    Appendix. The Award shall be subject to any special provisions set forth in the Appendix for the Participant’s country of residence, if any. If the Participant relocates to one of the countries included in the Appendix during the life of the Award, the special provisions for such country shall apply to the Participant, to the extent the Company determines that the application of such provisions is necessary or advisable under the laws of the country in which the Participant resides to facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

(u)    Waiver. The Participant acknowledges that a waiver by the Company of any provision of this Agreement or of a breach by the Participant shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach by the Participant.

(v)    Foreign Asset/Account Reporting Requirements and Exchange Controls. The Participant’s
country may have certain foreign asset and/or account reporting requirements and exchange controls which may affect the Participant’s ability to acquire or hold cash received from participating in the Plan in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in the Participant’s country. The Participant also may be required to repatriate funds received as a result of the Participant’s participation in the Plan to the Participant’s country through a designated bank or broker and/or within a certain time after receipt. The Participant acknowledges that it is the Participant's responsibility to be compliant with such regulations, and the Participant should consult his or her personal legal advisor for any details.

(w)    No Trust or Fund Created. Neither the Plan nor the Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and the Participant or any other person.

(x)    Section 409A Provisions. The Award and the payment of cash in settlement of any portion of the Award under this Agreement are intended to be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption set forth in Treasury Regulation §1.409A-1(b)(4). Notwithstanding anything in the Plan or this Agreement to the contrary, to the extent that any amount or benefit hereunder that constitutes “deferred compensation” to the Participant under Section 409A is otherwise payable or distributable to the Participant under the Plan or this Agreement solely by reason of the occurrence of a Change in Control or due to the Participant’s Disability or separation from service, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (i) the circumstances giving rise to such Change in Control, Disability or separation from service meet the definition of a change in ownership or control, disability, or separation from service, as the case may be, in Section 409A(a)(2)(A) of the Code and applicable final regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise (including, but not limited to, a payment made pursuant to an involuntary separation arrangement that is exempt from Section 409A under the “short-term deferral” exception). Any payment or distribution that constitutes deferred compensation subject to Code Section 409A and that otherwise would be made to a Participant who is a specified employee as defined in Section 409A(a)(2)(B) of the Code on account of separation from service instead shall be made on the earlier of the date that is six months and one day after the date of the specified employee’s separation from service and the specified employee’s death.

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the date set forth in the first paragraph.

SCHEDULE A

1. Target Amount of Award (“Target Award”):

2. Performance Period:

3. Performance Goals:

4. Performance Goal Adjustments:

5. Performance Criteria:

6. Vesting Dates (assuming Performance Goals are attained):